Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form F-3 (No.333-175125) of Knightsbridge Tankers Limited of our report dated April 15, 2013 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 20-F.

/s/ PricewaterhouseCoopers A.S.

PricewaterhouseCoopers A.S.
Oslo, Norway
April 15, 2013